UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 15, 2015

Mylan N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-199861	98-1189497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 4, Trident Place Mosquito Way, Hatfield, Hertfordshire	AL10 9UL
(Address of principal executive offices)	(Zip Code)

+44 (0) 1707 853 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

New Term Credit Agreement

On July 15, 2015, Mylan N.V. (the “Company”) entered into a term credit agreement (the “Credit Agreement”) among the Company, Mylan Inc. (the “Borrower”) and The Bank of Tokyo –Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, DNB Bank ASA Grand Cayman Branch, and PNC Bank, National Association, collectively, as lenders, and PNC Bank, National Association as the administrative agent (in such capacity, the “Administrative Agent”). The Credit Agreement provides for a delayed-draw term loan credit facility (the “Credit Facility”) under which the Borrower may obtain loans up to an aggregate amount of $1,600,000,000, consisting of (i) a closing date term loan (the “Closing Date Loan”) in the amount of $1,000,000,000, borrowed on July 15, 2015, and (ii) a delayed draw term loan (the “Delayed Draw Loan”, and together with the Closing Date Loan, the “Loans”) in an amount up to $600,000,000, which may be borrowed on or before September 15, 2015. Also on July 15, 2015, the proceeds of the Closing Date Loan were applied by the Borrower to redeem all of the Borrower’s outstanding 7.875% senior notes due 2020. The proceeds of the Delayed Draw Loan may be applied primarily to repay the Borrower’s 3.75% cash convertible notes due 2015. To the extent that proceeds of the Loans are not applied in the manner described above, they may be used to refinance other debt under the Company’s and/or the Borrower’s credit facilities.

The Loans will bear interest at LIBOR (determined in accordance with the Credit Agreement) plus 1.375% per annum, if the Borrower chooses to make LIBOR borrowings, or at a base rate (determined in accordance with the Credit Agreement) plus 0.375% per annum. The applicable margins over LIBOR and the base rate for the Loans can fluctuate based on the long term unsecured senior, non-credit enhanced debt rating of the Company by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc.

The Borrower has the option to designate the Company as a co-borrower or a successor borrower under the Credit Agreement, upon satisfaction of certain conditions set forth therein. The Loans will be unsecured and will be guaranteed by the Company and each subsidiary of the Company that guarantees (or is otherwise a co-obligor of) third-party indebtedness of the Company in excess of $350,000,000. As of July 15, 2015, no subsidiary of the Company is required to provide a guarantee of the Credit Facility.

The Credit Agreement contains customary affirmative covenants for facilities of this type, including, among others, covenants pertaining to the delivery of financial statements, notices of default and certain other material events, maintenance of corporate existence and rights, business, property, and insurance and compliance with laws, as well as customary negative covenants for facilities of this type, including, among others, limitations on the incurrence of subsidiary indebtedness, liens, mergers and certain other fundamental changes, investments and loans, acquisitions, transactions with affiliates, payments of dividends and other restricted payments and changes in the Company’s line of business. The Credit Agreement contains a financial covenant requiring maintenance of a maximum ratio of 3.75 to 1.00 for consolidated total indebtedness as of the end of any quarter to consolidated EBITDA for the trailing four quarters. This financial covenant will first be tested at the quarter ending September 30, 2015. Following certain qualifying acquisitions (other than the acquisition of the entire issued and to be issued share capital of Perrigo Company plc (“Perrigo”)), at the Company’s election, the maximum ratio in the financial covenant will be increased to 4.25 to 1.00 for the three full quarters following such qualifying acquisition. In addition, (i) for the four fiscal quarters following the closing of the Company’s offer for the entire issued and to be issued share capital of Perrigo, the maximum ratio in the financial covenant will be increased to 4.75 to 1.00, (ii) for each of the subsequent two fiscal quarters, the maximum ratio in the financial covenant will be decreased to 4.25 to 1.00, and (iii) for any fiscal quarter thereafter, the maximum ratio in the financial covenant will return to 3.75 to 1.00, subject to increase following certain qualifying acquisitions as described in the preceding sentence.

The Credit Agreement contains default provisions customary for facilities of this type, which are subject to customary grace periods and materiality thresholds, including, among others, defaults related to payment failures, failure to comply with covenants, material misrepresentations, defaults under other material indebtedness, the occurrence of a “change in control”, bankruptcy and related events, material judgments, certain events related to pension plans and the invalidity or revocation of any loan document or any guarantee agreement of the Borrower, the Company or any subsidiary that becomes a guarantor as described above. If an event of default occurs under Credit Agreement, the lenders may, among other things, terminate their commitments and declare immediately payable all borrowings.

The Loans mature on July 15, 2017, subject to extension to the earlier of (a) December 19, 2017, and (b) if different, the maturity date of the Credit Agreement dated December 19, 2014, as amended by Amendment No. 1 thereto dated May 1, 2015 among the Borrower, the Company, certain lenders and Bank of America, N.A., as administrative agent.

The Administrative Agent and the lenders have, from time to time, performed, are currently performing and may in the future perform, various financial advisory and commercial and investment banking services for the Company, for which they received or will receive customary fees and expenses.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN N.V.

Date: July 21, 2015	By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President and Chief Financial Officer